Exhibit 3.1

CERTIFICATE OF DESIGNATION
of the
PREFERENCES, RIGHTS, LIMITATIONS, QUALIFICATIONS AND RESTRICTIONS
of the
SERIES A PREFERRED STOCK
of
ACCREDITED MEMBERS HOLDING CORPORATION

ACCREDITED MEMBERS HOLDING CORPORATION (the “Corporation”), a corporation organized and existing under the Colorado Business Corporation Act (the “CBCA”), hereby certifies that, pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board”) by its Articles of Incorporation and pursuant to the provisions of the CBCA, on October 4, 2010, the Board duly adopted the following resolution providing for the authorization of 425,000 shares of the Corporation's Series A Preferred Stock (the “Series A Stock”):

RESOLVED, that pursuant to the authority vested in the Board by the Corporation’s Articles of Incorporation, the Board hereby establishes from the Corporation’s authorized class of preferred stock a new series to be known as “Series A Convertible Preferred Stock,” consisting of 400,000 shares, and hereby determines the designation, preferences, rights, qualifications, limitations and privileges of the Series A Preferred Stock of the Corporation to be as follows:

1.  Designation and Amount.  Of the 1,000,000 shares of the Company’s authorized Preferred Stock, $0.10 par value per share 425,000 are designated as “Series A Convertible Preferred Stock,” with the rights and preferences set forth below.

2.  Rank.  The Series A Preferred Stock shall be pari passu to the Common Stock.

3.  Voting Rights.The holders of outstanding shares of Series A Stock shall be entitled to notice of any shareholders’ meeting and to vote as a single class with the Common Stock upon any matter submitted for approval by the holders of Common Stock, on an as-converted basis, such that quorum and voting thresholds will be met by tabulating the Series A Stock on an as-converted basis.  Each share of Series A Stock shall have eight votes per share.

4.  Dividends.    When any dividend or distribution is declared or paid by the Corporation on Common Stock, whether payable in cash, property, securities or rights to acquire securities, the holders of the Series A Stock will be entitled to participate with the holders of Common Stock in such dividend or distribution.  At the time such dividend or distribution is payable to the holders of Common Stock, the Corporation will pay to each holder of Series A Stock such holder’s share of such dividend or distribution in an amount equal to the dividend or distribution per share of Common Stock payable at such time multiplied by the number of shares of Common Stock then obtainable upon conversion of such holder’s Series A Stock.

5.  Liquidation Rights.  Upon any liquidation, dissolution or winding up of the Corporation, the holders of outstanding shares of Series A Stock will be entitled to be paid together with the holders of Common Stock on a pro rata basis with the Common Stock the net proceeds remaining from the liquidation of the Corporation and its assets, and the payment of all indebtedness and any liquidation preference on any securities that rank senior to the Common Stock, based on the number of shares of Common Stock into which the shares of Series A Stock is then convertible as set forth in Section 6 hereof.

6.  Conversion Rights.

(a)           The holder of any shares of the Series A Stock, may convert such shares of Series A Stock in whole or in part, at any time, or from time-to-time upon written notice to the Corporation subject to the terms set forth below.  The Series A Stock may, or shall, be converted into shares of the Corporation’s authorized but unissued Common Stock on the following bases:

(i)           At the option of the holder, at any time before the “Financial Milestone” is met each share of Series A Stock shall be convertible into eight shares of the Corporation’s Common Stock.

(ii)           Upon the “Financial Milestone” being met each share of Series A Stock shall automatically be converted into 28.8 shares of the Corporation’s Common Stock.

(iii)           If the Financial Milestone has not been met by October 8, 2013 each share of Series A Stock then outstanding shall automatically be converted into eight shares of the Corporation’s Common Stock.

(b)           For the purposes of Section 6 of this Certificate of Designation Financial Milestone shall mean the Corporation’s wholly owned subsidiary World Wide Premium Packers, Inc. (“WWPP”) has achieved aggregate net pre-tax operating income over a period of six consecutive months of at least $1,000,000, as calculated in accordance with U.S. Generally Accepted Accounting Principals.  The Corporation shall account for WWPP as a separate segment and shall notify the holders of the Series A Stock upon the Financial Milestone being met.   After the end of each quarter WWPP shall have the right to request and inspect the accounting records of WWPP to confirm such records.

(c)           Mechanics of Conversion.  No fractional shares of Common Stock shall be issued upon the conversion of the Series A Stock.  If the number of shares to be issued to the holders of the Series A Stock is not a whole number, then the number of the shares shall be rounded up to the nearest whole number.   Before any holder of Series A Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, he shall either (xx) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or the transfer agent or (yy) notify the Corporation that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that he elects to convert the same; provided, however, that on the date of an automatic conversion event (being that set forth in Section 6(a)(iii) hereof), the outstanding shares of Series A Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion event unless either the certificates evidencing such shares of Series A Stock are delivered to the Corporation, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.  On the date of the occurrence of an automatic conversion event, each holder of record of shares of Series A Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Series A Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Series A Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

           (d)           Adjustments for Subdivisions or Combinations of Common Stock.  In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the conversion ratio of the Series A Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately increased.  In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the conversion ratio in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately decreased.

                          (e)           Other Adjustments.  If any event occurs of the type contemplated by the provisions of this Section 6 but not expressly provided for by such provisions (such as a stock dividend), then the Board of Directors of the Corporation will make an appropriate adjustment in the conversation ratio so as to protect the rights of the Series A holders.

7.  Severability.  If any right, preference or limitation of the Series A Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule, law or public policy, all other rights, preferences and limitations set forth herein that can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

8.  Amendment and Waiver.  This Certificate of Designation shall not be amended, either directly or indirectly or through merger or consolidation with another entity, in any manner that would alter or change the powers, preferences or special rights of the Series A Stock so as to affect them materially and adversely without the consent of a majority of the outstanding shares of Series A Stock.  Subject to the preceding sentence, any amendment, modification or waiver of any of the terms or provisions of the Series A Stock shall be binding upon all holders of Series A Stock.

9.  Replacement.  Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered Holder shall be satisfactory) of the ownership and the loss, theft, destruction, or mutilation of any certificate evidencing shares of Series A Stock, and in the case of any such loss, theft or destruction upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the Holder is a financial institution or other institutional investor its own agreement shall be satisfactory) or in the case of any such mutilation upon surrender of such certificate, the Corporation, at its expense, shall execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such Series represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

10.  Notices.  Any notice required by the provisions of this Certificate of Designation shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt; or (v) when sent by electronic mail  (with confirmation of transmission) if sent during normal business hours of the recipient; if not, then on the next business day.  All notices to the Corporation shall be addressed to the Corporation’s President at the Corporation’s principal place of business on file with the Secretary of State of the State of Colorado.  All notices to stockholders shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be executed by J.W. Roth, Co-Chairman of the Corporation, this 8th day of October 2010.

By:	/s/ J.W. Roth
Name:	J.W. Roth
Title:	Co-Chairman